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                              MAYER, BROWN & PLATT
                                 1675 BROADWAY
                         NEW YORK, NEW YORK 10019-5820

                                                                  MAIN TELEPHONE
                                                                   212-506-2500
                                                                     MAIN FAX
                                                                   212-262-1910



                                  July 23, 1997



Meyers Pride Value Fund
3435 Stelzer Road
Columbus, Ohio 43219

            Re: Rule 24f-2 Notice for Meyers Investment Trust on behalf of Meyers Pride Value Fund

Ladies and Gentlemen:

         We have acted as counsel to Meyers Investment Trust, a Delaware Business Trust (the "Trust"), on behalf of Meyers Pride Value Fund, a series of the Trust (the "Fund"). The Trust has requested our opinion as to the legality of the 133,466 shares of beneficial interest, $.00001 par value per share (the "Shares") of the Fund which were issued by the Fund during the Trust's fiscal year ended May 31, 1997. During the Trust's fiscal year ended May 31, 1997, the foregoing Shares were registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Rule 24f-2 of the Investment Company Act of 1940, as amended (the "Investment Company Act").

         We understand that you are about to file with the Securities and Exchange Commission, a notice pursuant to Rule 24f-2 making definite the registration of 133,466 shares of the Fund sold in reliance upon Rule 24f-2 during the fiscal year ended May 31, 1997.

         We have examined a certificate of the Secretary of the Trust to the effect that the Trust or its agent received the consideration for the Shares and we have examined such other documents as we have deemed reasonably necessary, including the Trust's Declaration of Trust , the Trust's By-Laws, minutes of the meetings of the Board of Directors, and the post-effective amendment number 2 to the Registration Statement on Form N-1A (File 811-7581 and 333-02111) filed in connection with the offering of the Shares with the Securities and Exchange Commission. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

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MAYER, BROWN & PLATT

Meyers Pride Value Fund
July 23, 1997
Page 2

         On the basis of and subject to the foregoing, we are of the opinion that the Shares registered pursuant to Rule 24f-2 of the Investment Company Act, were, when issued for payment as described in the Trust's prospectus for such respective Shares, legally issued, fully paid and non-assessable.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as part of the Trust's Rule 24f-2 Notice.

         We express no opinion herein as to compliance with any state or federal securities laws. We are admitted to practice in the State of New York; we are not admitted in the State of Delaware. Accordingly, for purposes of rendering this opinion we have assumed that the laws of the State of Delaware are substantially similar to the laws of the State of New York. The opinion expressed herein has been rendered at your request and is solely for your benefit and may not be relied upon in any manner by any other person or by you for any other purpose.


                                             Very truly yours,

                                             /s/ MAYER, BROWN & PLATT

                                             MAYER, BROWN & PLATT